Rockefeller Capital Management Code of Ethics

May 31, 2023

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Table of Contents

The Code Applies to All of Us    3
Certification of Compliance and Sanctions for Code Violations    5
ACTING WITH INTEGRITY    6
Obeying the Law and Reporting Code Violations    7
Avoiding Conflicts of Interest    8
Gifts and Entertainment    9
Anti-bribery, US Foreign Corrupt Practices Act    11
COMPLIANCE WITH THE LAW    12
Cooperation with Regulators    13
Required Disclosures    14
Anti-Money Laundering    15
Anti-Tax Evasion    16
Books and Records    17
SAFEGUARDING INFORMATION    18
Protection of Material Non-Public Information    19
PROTECTION OF CONFIDENTIAL INFORMATION    20
Cybersecurity    21
COMMUNICATING RESPONSIBLY    22
Public Appearances and Media Inquiries    23
Electronic Communications    25
Prohibited Practices Related to Approved, Completed or Signed Documentation 27

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The Code Applies to All of Us

•Rockefeller Capital Management LP has adopted this Code of Ethics (the “Code”) to set forth the values, principles and practices that guide the business conduct of our Firm and our Supervised Persons. The Code provides an overview of expected conduct in a number of key areas. It is not a comprehensive set of requirements, but rather a supplement to be read together with the Firm’s existing policies and procedures which are posted on the Firm’s intranet.

•Rockefeller Capital Management LP is the holding company of various operating subsidiaries, including
(i) Rockefeller Financial LLC, (ii) Rockefeller & Co. LLC, (iii) Rockefeller Trust Company, N.A., and (iv) The Rockefeller Trust Company (Delaware) (collectively, “Rockefeller” or the “Firm”).

Rockefeller Financial LLC is dually registered with the U.S. Securities & Exchange Commission (“SEC”) as an investment adviser and broker-dealer. Rockefeller & Co. LLC is registered with the SEC as an investment adviser. Rockefeller Trust Company, N.A. is a national trust bank regulated by the Office of the Comptroller of the Currency, and The Rockefeller Trust Company (Delaware) is a limited purpose trust company regulated by the Office of the State Bank Commissioner of the State of Delaware.

•This Code requires the Firm and its Supervised Persons to comply with the federal securities laws, and it fulfills the Firm’s obligations to its clients under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) with respect to registered investment companies advised by Rockefeller & Co. LLC. The Code is intended to reflect the fiduciary principles that govern the conduct of the Firm and its Supervised Persons in those situations where the Firm acts as an investment advisor as defined under the Advisers Act and is providing investment advice to its clients.

•This Code applies to Rockefeller’s Supervised Persons, which includes any:
•partner, officer, director (or other person occupying a similar status or performing similar functions); or

•employee of Rockefeller; or
•other person who provides investment advice on behalf of Rockefeller; or
•any other person subject to Rockefeller’s supervision and control who the Legal & Compliance Department determines is subject to the Code
•Supervised Persons are not expected to know the details of each and every law governing the Firm’s business, but they are expected to be familiar with and comply with the Firm’s Code and its policies and procedures applicable to their respective business unit and job responsibilities. When in doubt about

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their compliance obligations, or about the propriety of any course of action, Supervised Persons should seek advice from their supervisors or the Firm’s Legal & Compliance Department.

•All Supervised Persons should keep in mind that their behavior and activity reflect upon the Firm and that all Supervised Persons are responsible for protecting the Firm’s reputation.

•The Code of Ethics should be read in conjunction with other Compliance policies, including (but not limited to):
•Charitable Contributions Policy
•Gifts and Entertainment Policy
•Outside Business Activities Policy
•Personal Securities Transactions Policy
•Political Contributions Policy

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Certification of Compliance and Sanctions for Code Violations

•The Firm’s Legal & Compliance Department will distribute the Firm’s Code and all Supervised Persons must acknowledge in writing that they have received, read, understood, and agree to comply with the Code upon commencement of employment, and thereafter annually and following any material change to the Code.

•Compliance with the Code is a term of each Supervised Person’s employment.

•If the Firm’s Legal & Compliance Department determines that a Supervised Person has violated the letter or the spirit of this Code of Ethics, the Firm may impose appropriate sanctions up to and including suspension or termination of employment.

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ACTING WITH INTEGRITY

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Obeying the Law and Reporting Code Violations
Rockefeller’s business is subject to extensive regulation. To ensure that the Firm maintains its reputation for the highest standards of ethical conduct, it is essential that the Firm and its Supervised Persons abide by both the letter and the spirit of all securities laws and regulations applicable to the Firm’s operations and business.

Supervised Persons should contact the Legal & Compliance Department if there is any doubt about what this Code or Firm policies require or about the applicable laws, rules and regulations associated with the Firm, or with any particular role or entity within the Firm. In addition, Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code or the federal securities laws, to their designated supervisor and/or Legal and Compliance.

Employees wishing to report concerns anonymously may do so by calling a confidential hotline (844-757-1211) or by submitting via the EthicsPoint application, which can be found in the Compliance section of MyApps.

For additional information, please refer to the Rockefeller Capital Management Raising Concerns Policy, which can be found on the RCM Policies and Procedures SharePointe site.

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Avoiding Conflicts of Interest

•Conflicts of interest are inherent in large, diversified financial services companies, and may arise when there is an incentive to serve one’s own interest at the expense of another’s interest. Some examples of potential conflicts include:

•A Supervised Person may earn greater compensation by recommending certain products
•A Supervised Person and a client may purchase and sell the same security

•Outside Business Activities may dispose the Firm or a Supervised Person to recommend a particular security

•Rockefeller has adopted policies and procedures designed to prevent and manage conflicts of interest. Supervised Persons must follow these policies and procedures in order to eliminate and/or mitigate any conflicts.

•In addition, Supervised Persons must be vigilant about whether their activities or relationships could create an actual or potential conflict of interest, or even the appearance of a conflict and must avoid those activities or relationships.

•Where conflicts cannot be avoided, they must be disclosed to the Legal & Compliance Department through the Firm’s Compliance Reporting System so that the Legal & Compliance Department can review and manage the conflicts in an appropriate manner.

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Gifts and Entertainment

The Firm’s policy on gifts and entertainment is another part of our commitment to eliminate and effectively manage conflicts of interest.

The overriding principle is that Supervised Persons should not accept or offer inappropriate gifts, favors, entertainment, or other things of material value that could influence the recipient’s decision making. This means:

•Supervised Persons may not accept or provide anything of value, including gifts, in excess of $100 per individual per calendar year where the gift is in relation to the business of the employer of the recipient of the payment or gratuity.

•Supervised Persons are prohibited from soliciting gifts or entertainment of any size or value under any circumstances either for themselves or for the Firm from a client, prospective client, or entity that does business or seeks to do business with the Firm.

•Supervised Persons are prohibited from receiving any gifts or entertainment in connection with services provided for any specific ERISA plan. This includes servicing the plan as the broker of record, or if acting in a fiduciary capacity.

•Supervised Persons are prohibited from accepting cash or cash equivalent gifts from a client, a prospect, or entity that does business with or seeks to do business with the Firm. Cash equivalent gifts include AMEX or VISA gift cards. Gift cards redeemable to a specific entity, such as a gift card to a restaurant or department store, are permitted.

•Gifts must be valued at the higher of cost or market value, and the value of all gifts given to a particular person must be aggregated.

•Gift giving for infrequent life events (e.g., a wedding gift or congratulatory gift for the birth of a child or a bereavement gift) is not subject to the $100 restriction, but must be customary and reasonable, personal in nature, and not in relation to the business of the employer of the recipient. For avoidance of doubt, if the Firm bears the cost of a gift, either directly or by reimbursing an employee, that gift is in relation to the business of the employer of the recipient.

•De minimis items (e.g., pens, notepads, books) or promotional items of a nominal value that display the firm’s logo are outside the gift rule. In order to qualify for the exclusion, the de minimis item/ promotional item must be valued substantially below the $100 limit. Rockefeller. considers de minimis and promotional items to be those items which have a value of no more than $50.00. Promotional items are items that have a prominent logo. Items above these thresholds are considered gifts and must be precleared and reported through the Compliance Reporting System.

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•Entertainment, such as occasional meals, or tickets to events when a Rockefeller Supervised Person is present, or other entertainment that is neither so frequent nor so extensive as to raise any question of propriety, is outside the gift rule. If a Rockefeller Supervised Person is not present, these are considered gifts.

Prior to giving, or promptly upon receiving, any gift or other item of value covered by this policy, Supervised Persons must provide written notice and obtain approval for the gift in the Firm’s Compliance Reporting System.

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Anti-bribery, US Foreign Corrupt Practices Act

Consistent with our commitment to conducting business in an honest and ethical manner at all times, no Supervised Person may offer inducements to employees or representatives of other institutions or foreign governmental or political officials to obtain business.

•The Foreign Corrupt Practices Act (“FCPA”) prohibits the payment of bribes to foreign officials to assist in obtaining or retaining business.

•The FCPA applies to all US companies, and covers payments made directly or indirectly, including those made through third parties while knowing that all or part of the payment will be passed on to a foreign official.

•A violation of the FCPA can have serious and damaging repercussions for both the Firm and any Supervised Person engaged in wrongdoing, including civil and criminal penalties as well as reputational damage to the Firm.

•Accordingly, Supervised Persons are prohibited from (directly or indirectly) giving, promising, offering, or authorizing payment of anything of value to any government official in order to obtain or keep business or to secure some other improper advantage.

Anti-corruption matters are not always clear and must often be addressed on a case-by-case basis. Where there is a question, Supervised Persons should consult the Legal & Compliance Department prior to taking action.

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COMPLIANCE WITH THE LAW

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Cooperation with Regulators

The Firm is committed to cooperating fully with law enforcement, other government authorities and regulatory organizations in accordance with applicable laws and regulations and with due consideration for the privacy of our customers.

Any Supervised Person who receives a written or oral request for information from the government or regulatory agency must immediately refer the matter to the Legal & Compliance Department.

The above obligation does not limit the right of any Supervised Person to report to the government or a regulatory agency conduct the Supervised Person believes to be in violation of the law or other regulation.

Supervised Persons must cooperate and provide truthful and complete information in connection with any internal or external investigation or request for information and must immediately report to their supervisor if they are subject to any external investigation.

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Required Disclosures

Supervised Persons are responsible for promptly notifying their supervisor if they are involved in or become aware of certain reportable events. This obligation is ongoing during employment with the Firm.

Changes requiring notification to a supervisor include, for example, findings of violations of securities laws or FINRA rules, certain written customer complaints, certain criminal, civil or regulatory actions, and certain disciplinary actions taken by the Firm.

Supervisors must notify the Legal & Compliance Department which will be responsible for taking appropriate action, including filing any necessary updates with FINRA.

Supervised Persons who are unsure about whether to disclose an event should consult their supervisor and the Legal & Compliance Department.

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Anti-Money Laundering

It is the Firm’s policy to assist in the prevention of money laundering and any activity that facilitates money laundering or the funding of terrorist or criminal activities.

Supervised Persons are responsible for reviewing and understanding their roles and responsibilities with respect to the Firm’s Anti-Money Laundering (“AML”) program. This includes, but is not limited to:

Know Your Customer → following Firm procedures regarding customer identification during onboarding

Escalation → reporting potentially suspicious activity that could indicate money laundering or other criminal activity.

Any unusual or suspicious activity must be reported immediately to AML Compliance. Examples of red flags of unusual or suspicious activity by customers include but are not limited to the following: penny stock transactions, unusual wire activity or transfers to/from high-risk geographic locations, unusual trading patterns, activities with no apparent business purpose, or other types of suspicious activity

AML Training → completion of all required Firm AML training and annual certification of compliance

Violations of the Firm’s AML program may result in disciplinary action, up to and including dismissal. Supervised Persons should also be aware that the participation in or facilitation of money laundering, even unintentionally, could result in civil and criminal penalties against Supervised Persons and the Firm.

Supervised Persons should consult the Firm’s AML policies for a more detailed description of AML requirements.

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Anti-Tax Evasion

Supervised Persons must maintain accurate tax records on behalf of their clients and are prohibited from engaging in any activities that would assist a client in committing tax evasion.

Supervised persons should be vigilant and promptly report to the Legal & Compliance Department any violations, potential violations, or conduct that appears to be tax evasion or concealment of information from tax authorities.

Questions about whether a particular act or request constitutes tax evasion should be raised with a supervisor or the Legal & Compliance Department at the earliest possible stage.

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Books and Records

To conduct its business successfully and to meet legal and regulatory requirements Rockefeller requires complete and accurate books and records of its business activities.

The Firm has policies and procedures, including specific retention periods, designed to comply with these requirements.

Supervised Persons are responsible for maintaining the integrity of their records and must adhere to all applicable Firm policies and procedures.

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SAFEGUARDING INFORMATION

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Protection of Material Non-Public Information
It is unlawful to trade on the basis of material non-public information or to disclose such information to others who may profit from it.

Accordingly, Supervised Persons must never under any circumstances (1) trade in the stock or securities of a company while in possession of material, non-public information about the company or (2) “tip” others to trade on the basis of such information.

In addition, Supervised Persons must promptly contact the Legal & Compliance Department if they believe they have come into possession of material non-public information.

Generally speaking, information is considered to be material if a reasonable investor would consider it important in making a decision to buy, hold or sell a security, and it is considered non-public if it has not been disseminated broadly in the marketplace (i.e., it has not yet been absorbed into the price of the security).

Examples of information that are generally considered “material” include, but are not limited to:
•Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations
•Important new products or services
•Pending or contemplated acquisitions or dispositions
•Possible management changes or changes of control

Material non-public information may come from any source, including clients of the Firm, third-party research providers and portfolio companies. Supervised Persons should inquire about the basis for any recommendations or information they receive and should consult with the Legal & Compliance Department if there is any appearance that the recommendations or information are based on material non-public information.

Insider trading is a serious matter that can carry severe civil or criminal penalties for both the Supervised Person and the Firm.

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PROTECTION OF CONFIDENTIAL INFORMATION

Supervised Persons have a duty to protect the security and confidentiality of customer information and confidential Firm information.

As a general rule, such information should never be communicated to anyone outside of the Firm. Moreover, client information should be handled with discretion inside the Firm and should only be communicated to Firm Supervised Persons who need to know that information.

Supervised Persons should not:

•Access confidential information pertaining to the Firm or its clients unless the Supervised Person requires the information to perform his or her job duties and is authorized to access the information,

•Communicate or transmit confidential information outside the Firm to personal accounts or unapproved devices, or

•Discuss or display confidential information in public places or where the Supervised Person may be overheard by third parties.

The restriction on disclosing confidential information does not prevent Supervised Persons from reporting to the government or a regulator potential or actual violations of the law or regulations or from making disclosures under whistleblower provisions.

The responsibility to protect the Firm’s confidential information continues even after Supervised Persons have left the Firm. In addition, Supervised Persons should not share confidential information from a prior employer with Rockefeller.

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Cybersecurity

The Firm’s business is dependent to a great extent on digital technology to process its business and interface with clients. To mitigate the risk associated with the use of digital technology, the Firm maintains a framework of safeguards to prevent, detect, and respond to cyber threats. Supervised Persons share responsibility with the Firm for protecting customer information and the Firm from cyber threats.

Supervised Persons must comply with the Firm’s data protection policies and procedures and may not:

•Access confidential information remotely except through devices that have appropriate Firm- approved security and software
•Use Wi-Fi that is not password protected to access confidential information
•Share their Rockefeller username or passwords with others
•Access a client’s Rockefeller account or any client’s external, third-party account using the client’s own unique identifying information, even if the client has provided authorization for such access.

Many states have enacted security breach notification laws that require the reporting of security breaches to regulatory agencies and affected customers.

In the event of a breach or other cybersecurity-related incident, Supervised Persons must immediately report the incident to the Legal & Compliance Department, which will determine the appropriate course of action regarding any applicable notification requirements.

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COMMUNICATING RESPONSIBLY

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Public Appearances and Media Inquiries
Supervised Persons may be invited or wish to participate in lectures, panel discussions, seminars, broadcast media appearances, or digital and print media interviews or publications, where the Supervised Person may be called upon to provide general investment advice or information about the Firm.

Pre-Approval Requirement

Supervised Persons must obtain approval from the Marketing Department before participating in any public forum as a representative of the Firm or responding to media inquiries.

Supervised Persons must submit all written materials (e.g., scripts, slides, handouts, etc.) intended to be used in connection with the public appearance or media inquiry to the Marketing Department and the Compliance Department for review and approval prior to use. As a reminder, any information or materials must be professional, accurate, fair, balanced, complete, and not misleading in any way.

Prohibitions

Supervised persons are prohibited from recommending specific securities or investment strategy involving securities or discussing specific portfolio holdings and investment transactions in public appearances2. Exceptions may be granted in limited circumstances, only with written pre-approval from both the Marketing Department and the Compliance Department.

oDiscussions of Firm investment strategies or processes should be limited for legal, competitive, and proprietary reasons, but more flexibility is available in discussions of market outlook and trends, sectors, and industries.

oIf a recommendation is approved, at the time the recommendation is made the speaker must: (a) have a reasonable basis for making the recommendation; (b) disclose that any opinion given regarding the security is his/her own and not necessarily that of the Firm; (c) not assume the audience has a specific level of knowledge, experience or suitability; (d) disclose any financial interest or holdings he/she has in any of the securities of the issuer (e) any other conflict of interest relating to the recommendation and (f) not provide any written (including electronic) communication that includes an analysis of equity securities of individual companies or sectors/industries or fixed income securities or issuers of fixed income securities.

Supervised Persons interested in providing performance information must submit the proposed information to the Compliance Department for review and approval. Supervised Persons should exercise caution if asked about the specific performance of particular products or investment strategies. Supervised Persons may not guarantee, promise, or predict investment results nor should they make exaggerated claims.
2 High Risk securities are generally not appropriate for discussion in a broadcast format available to any listener. Questions as to whether a security falls within this requirement should be directed to the Compliance Department.

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Supervised Persons may not discuss confidential information about the Firm or clients (including, but not limited to client names) or information relating to regulatory relations or litigation.

In order to preserve private placement exemptions under applicable securities laws, Supervised Persons may not discuss private funds during the offering period of such funds.

The Firm’s policies on this topic contain more details of the requirements in this area and should be consulted prior to any participation in lectures, panel discussions, seminars, and media appearances.

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Electronic Communications
Supervised Persons should always be mindful that their electronic communications and online activity (including social media) reflect on the Firm and must be consistent with the Firm’s regulatory obligations and values. Electronic communications should be professional and concise. Discriminatory, derogatory, defamatory, abusive, threatening or otherwise offensive conduct is inconsistent with the Firm’s values and is prohibited in all contexts. Further, Supervised Persons should ensure that their social media activity does not violate the principles in the Firm’s Discrimination and Harassment Policy.

Electronic Communications

•Supervised Persons must exercise caution when communicating electronically, as electronic communications generally are not secure means of transmitting private, confidential, or sensitive information. Electronic communications containing confidential or proprietary information, such as employee or client personally identifiable information and firm holdings, must be secured, such as password protecting the document or granting access to a specific folder containing the document and sent only to authorized recipients.

•Regulators require retention and monitoring of business communications and Firm systems are designed to comply with these requirements. Electronic communications are reviewed by the Firm as well as during regulatory examinations and are discoverable in legal proceedings. Any attempt to violate, circumvent and/or ignore Firm policy could result in disciplinary action, up to and including termination.

•Electronic business communications, including telephone, text messages and email correspondences, must be accessed and transmitted only through Firm-sponsored platforms, including but not limited to Microsoft Outlook, Microsoft Teams, 8x8 and Bloomberg Instant Messaging. If, despite this requirement, there are occasions where a client contacts a Supervised Person on a personal account, the communication must be forwarded and responded to within a Firm sponsored platform. Supervised Persons are prohibited from the use of applications or other technologies that (i) allow an employee to send messages or otherwise communicate anonymously, (ii) delete messages automatically, or (iii) prohibit third-party viewing or back up when conducting Rockefeller business-related activities.

oSupervised Persons, intending to utilize text messaging for business related matters with Rockefeller clients are required to first a) request access to 8x8 Mobile Text Messaging via request to RCM Service Desk and b) use the 8X8 Virtual Office application exclusively for business related text messaging.

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•Firm electronic systems or communications devices are made available for Firm business purposes. Personal use should be kept to a minimum and in the event should you use them for personal use, you must:
oensure that usage is incidental and occasional and does not otherwise interfere with the employee’s job performance and the Firm’s business;
onot engage in political activities; and
onot use personal email, Instant Message or SMS accounts to conduct Firm related business.

Supervised Persons are reminded that the use of corporate resources, including electronic communications, should never create either the appearance or the reality of inappropriate use, such as profanity, obscenity, threats, or otherwise offensive conduct. Inappropriate use is prohibited and may result in loss of access privileges and disciplinary action, up to and including termination.

•Electronic communications are the property of the Firm and are reviewed and monitored by the Firm. Supervised Persons should have no expectation of privacy in such communications.

•Supervised Persons are prohibited from sending Firm documents to external personal email accounts or personal electronic devices (e.g., mobile phones, tablets, home computers/lap tops).

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Prohibited Practices Related to Approved, Completed or Signed Documentation
Prohibited practices related to approved, completed or signed documentation include but not limited to the following:
•Forging or otherwise completing the signature or initials of another person in any format, including on any paper document or in any electronic/digital format (e.g., in DocuSign), even if a client or other authorized person requests such activity for the sake of convenience.
•Adding to, deleting from or otherwise modifying any document provided by or previously completed by a prospect or client, changing prospect/client instructions, or inserting or modifying prospect/client signatures.
•Adding, deleting or otherwise changing the content of any previously Rockefeller or third-party generated documents to be provided to prospects or clients. This policy includes, but is not limited to, the following:
oNew account documentation (such as application and enrollment documents),
oClient agreements,
oClient facing forms,
oDisclaimers
oDisclosures,
oFinancial statements,
oMarketing materials,
oOffering memoranda,
oOrder memoranda Statements,
oPerformance reports,
oProspectuses,
oStatements, or
oTrade confirmations. .
•With respect to written prospect/client communications and marketing materials (such as presentations and proposals), the use of any tool or application (e.g., Adobe Acrobat, Word, Paint, etc.) to make modifications are prohibited, once the document has been approved for client use, absent the prior express approval of the Divisional Business Director and/or other designated Registered Principal.
For ease of assisting our prospects and clients, the above prohibitions excludes the pre-filling of blank fields in documents other than the prospect’s/client’s signature and date of such signature, such as a prospect’s or client’s name, address, date of birth, and related prospect/client-specific information, prior to prospect/client distribution; in such instances, the pre-filling of such information other than the prospect’s/client’s signature and date of such signature is not prohibited under this policy.

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